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                               PURCHASE AGREEMENT

                                  COMMON STOCK

                                       OF

                          P. JOSEPH IRON & METAL, INC.





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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
PURCHASE AND SALE OF PURCHASED SECURITIES. . . . . . . . . . . . . . . . . .   2
     1.1  Purchase and Sale of Purchased Securities. . . . . . . . . . . . .   2
     1.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.4  Post Closing Adjustments to the Purchase Price . . . . . . . . . .   3

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MTLM . . . . . . . . . . . . . . . . . . .   4
     2.1  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.2  Corporate Power and Authority. . . . . . . . . . . . . . . . . . .   4
     2.3  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.4  No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.5  SEC Filings and Financial Information. . . . . . . . . . . . . . .   4
     2.6  Capitalization of MTLM . . . . . . . . . . . . . . . . . . . . . .   5
     2.7  No Violation.. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.8  No Material Adverse Change . . . . . . . . . . . . . . . . . . . .   6
     2.9  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.10 Accuracy of Information Furnished by MTLM. . . . . . . . . . . . .   6

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS . . . . . . . . . . . . .   7
     3.1  Corporate and Partnership Status . . . . . . . . . . . . . . . . .   7
     3.2  Power and Authority. . . . . . . . . . . . . . . . . . . . . . . .   7
     3.3  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.4  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.5  Shareholders of the Company; Ownership of Reserve and R&M. . . . .   9
     3.6  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.7  Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.8  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.9  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  10
     3.10 Changes Since the Current Balance Sheet Date . . . . . . . . . . .  11
     3.11 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.13 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  13
     3.14 Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.15 Good Title to and Condition of Assets. . . . . . . . . . . . . . .  21
     3.16 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .  21

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     3.17 Labor and Employment Matters . . . . . . . . . . . . . . . . . . .  22
     3.18 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  23
     3.19 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     3.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     3.21 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     3.22 Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . .  27
     3.23 Adequacy of the Assets; Relationships with Customers and
          Suppliers; Affiliated Transactions . . . . . . . . . . . . . . . .  27
     3.24 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  28
     3.25 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     3.26 Customer Lists and Recurring Revenue . . . . . . . . . . . . . . .  29
     3.27 Accuracy of Information Furnished by the Shareholders. . . . . . .  29
     3.28 Investment Intent; Accredited Investor Status; Securities
          Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.29 Business Locations . . . . . . . . . . . . . . . . . . . . . . . .  30
     3.30 Names; Prior Acquisitions. . . . . . . . . . . . . . . . . . . . .  30
     3.31 No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     3.32 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
CONDUCT OF BUSINESS PENDING THE CLOSING. . . . . . . . . . . . . . . . . . .  30
     4.1  Conduct of Business  Pending the Closing . . . . . . . . . . . . .  31

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     5.1  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  32
     5.2  Compliance with Covenants. . . . . . . . . . . . . . . . . . . . .  33
     5.3  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     5.4  Access to Information. . . . . . . . . . . . . . . . . . . . . . .  33
     5.5  Notification of Certain Matters. . . . . . . . . . . . . . . . . .  33
     5.6  Confidentiality; Publicity . . . . . . . . . . . . . . . . . . . .  33
     5.7  No Other Discussions . . . . . . . . . . . . . . . . . . . . . . .  34
     5.8  Environmental Assessment . . . . . . . . . . . . . . . . . . . . .  34
     5.9  Trading in MTLM's Common Stock . . . . . . . . . . . . . . . . . .  34
     5.10 Election of Directors. . . . . . . . . . . . . . . . . . . . . . .  34
     5.11 Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.12 HSR Act Compliance . . . . . . . . . . . . . . . . . . . . . . . .  35
     5.13 Right of First Refusal . . . . . . . . . . . . . . . . . . . . . .  35
     5.14 Employee Warrants. . . . . . . . . . . . . . . . . . . . . . . . .  35

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ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
CONDITIONS TO THE OBLIGATIONS OF MTLM. . . . . . . . . . . . . . . . . . . .  36
     6.1  Accuracy of Representations and Warranties and Compliance with
          Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.2  No Material Adverse Change or Destruction of Property. . . . . . .  36
     6.3  Corporate and Partnership Certificate. . . . . . . . . . . . . . .  36
     6.4  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.5  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.6  Governmental Approvals . . . . . . . . . . . . . . . . . . . . . .  38
     6.7  Securities Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.8  Company Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.9  No Adverse Litigation. . . . . . . . . . . . . . . . . . . . . . .  38
     6.10 Audit Report . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.11 Other Closing Deliveries . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, RESERVE,
   AND THE  SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.1  Accuracy of Representations and Warranties and Compliance with
          Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.2  The Purchase Price Note. . . . . . . . . . . . . . . . . . . . . .  40
     7.3  No Adverse Litigation. . . . . . . . . . . . . . . . . . . . . . .  40
     7.4  No Material Adverse Change or Destruction of Property. . . . . . .  40
     7.5  Corporate Certificate. . . . . . . . . . . . . . . . . . . . . . .  40
     7.6  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.7  Employment Agreements. . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.1  Agreement by the Shareholders to Indemnify . . . . . . . . . . . .  41
     8.2  Agreement by MTLM to Indemnify . . . . . . . . . . . . . . . . . .  43
     8.3  Conditions of Indemnification. . . . . . . . . . . . . . . . . . .  44
     8.4  Security for the Shareholders' Indemnification Obligation. . . . .  45

ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
SECURITIES LAW MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.1  Disposition of the Purchase Price Note . . . . . . . . . . . . . .  45
     9.2  Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.1 Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.2 Other Definitional Provisions. . . . . . . . . . . . . . . . . . .  50


                                      iii
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ARTICLE XI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . . . .  50
     11.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     11.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.2 Entire  Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  53
     12.3 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     12.4 Amendment; Waiver. . . . . . . . . . . . . . . . . . . . . . . . .  53
     12.5 Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . .  53
     12.6 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     12.7 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     12.8 Governing Law; Interpretation. . . . . . . . . . . . . . . . . . .  54
     12.9 Arm's Length Negotiations. . . . . . . . . . . . . . . . . . . . .  54

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                                INDEX OF EXHIBITS

Exhibit A           Purchase Price Note
Exhibit B           Stock Pledge and Security Agreement
Exhibit C           Employment Agreement of Paul Joseph
Exhibit D           Employment Agreement of Steven Joseph
Exhibit E           Employment Agreement of Scott Joseph
Exhibit F           Escrow Agreement


                               INDEX OF SCHEDULES

Schedule 2.6        Capitalization of MTLM
Schedule 3.1        Jurisdictions in which Qualified to do Business
Schedule 3.4        Capitalization of Reserve and the Company
Schedule 3.5        Shareholders; Partners
Schedule 3.6        Violations; Conflicts; etc.
Schedule 3.8        Subsidiaries
Schedule 3.9        Financial Statements
Schedule 3.10       Changes since the Current Balance Sheet Date
Schedule 3.11       Liabilities
Schedule 3.12       Litigation
Schedule 3.13       Environmental Matters
Schedule 3.14(a)    Owned Real Estate
Schedule 3.14(b)    Leases
Schedule 3.15       Title to and Condition of Assets
Schedule 3.16       Compliance with Laws
Schedule 3.17       Labor and Employment Matters
Schedule 3.18       Employee Benefit Plans
Schedule 3.19       Tax Matters
Schedule 3.20       Insurance
Schedule 3.22       Licenses and Permits
Schedule 3.23       Relationships with Customers and Suppliers
Schedule 3.24       Intellectual Property
Schedule 3.25       Contracts
Schedule 3.26       Material Customers
Schedule 3.30       Names
Schedule 4.1        Conduct of Business Pending Closing
Schedule 5.14       Employee Warrants
Schedule 11.1       Missing Due Diligence Items and Schedules


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                               PURCHASE AGREEMENT


     This Purchase Agreement (this "Agreement") is entered into effective as of January 17, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); P. Joseph Iron & Metal, Inc., an Ohio corporation (the "Company") and the sole general partner of Reserve Iron & Metal Limited Partnership, a Delaware limited partnership ("Reserve"); and Paul D. Joseph, Steven Joseph and Scott Joseph, who constitute all of the shareholders of the Company (together, the "Shareholders"). Certain other capitalized terms used herein are defined in
ARTICLE XI or elsewhere throughout this Agreement.


                                    RECITALS

     A. The Shareholders own, and until the Closing (as defined herein) will own, all of the issued and outstanding equity securities of the Company (the "Purchased Securities").

     B. MTLM has determined it is in its best interests to purchase and the Shareholders have determined it is in their best interests to sell the Purchased Securities upon the terms and subject to the conditions set forth in this Agreement.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                    PURCHASE AND SALE OF PURCHASED SECURITIES

     1.1 PURCHASE AND SALE OF PURCHASED SECURITIES. Subject to the terms and conditions of this Agreement, at the Closing Date, MTLM agrees to purchase from the Shareholders and the Shareholders agree to sell, transfer and convey to MTLM, the Purchased Securities.

     1.2 PURCHASE PRICE. The aggregate purchase price for the Purchased Securities is $1,541,660 payable by MTLM's delivery of MTLM's promissory note in the form attached hereto as Exhibit "A" ("Purchase Price Note"), accruing interest at a rate of 7% per annum. All principal and accrued interest shall be due and payable 90 days subsequent to the Closing Date, subject to one, 30-day extension exercisable in writing jointly executed by MTLM and the Shareholders. The Purchase Price Note shall be secured by a pledge of the Purchased Securities in the form attached hereto as Exhibit "B" (the "Stock Pledge and Security Agreement").

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     1.3  THE CLOSING. The Closing of the purchase and sale of the Purchased
Securities (the "Closing") shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in ARTICLES VI AND VII (the "Closing Date"), at the offices of MTLM's counsel in Chicago, Illinois, or such other place as the parties may otherwise agree.

     1.4  POST CLOSING ADJUSTMENTS TO THE PURCHASE PRICE.

     (a) Paul Joseph, as the Tax Matters Person (as defined in the Code), jointly with the Company and Reserve, will cause to be prepared and delivered to the Shareholders, in a manner consistent with past practice and subject to the review and reasonable approval of MTLM, the Company's and Reserve's federal and state tax returns for the tax year ending December 31, 1996 (the "1996 Returns"), and the Company's and Reserve's federal and state tax returns for the partial tax year ending as of the Closing Date (the "1997 Partial Year Returns"). Provided the Closing has occurred, MTLM agrees to pay the Shareholders as an adjustment to the Purchase Price, an amount equal to the tax distribution payable to the Company by Reserve for the period from January 1, 1996, through the Closing, to the extent not otherwise paid by Reserve to the Company, in accordance with the terms and provisions of Section 8.2 (b) of the Partnership Agreement (as defined herein) (the "Additional Payments"). Provided the Closing has occurred, the Additional Payments due with respect to the period from January 1, 1996, to December 31, 1996, shall be paid to the Shareholders upon delivery to the Shareholders of the 1996 Returns and the Additional Payments due with respect to the period from January 1, 1997 to the Closing Date shall be paid to the Shareholders upon delivery of the 1997 Partial Year Returns.

     (b) If an audit examination of any federal or state tax returns of either the Company or Reserve (a "Return") results in any adjustment, the effect of which is to impose any additional income taxes on the Shareholders (including interest and penalties) (the "Additional Tax Payments"), and provided the Closing has occurred, MTLM agrees to pay the Shareholders as an adjustment to the Purchase Price, an amount equal to the Additional Tax Payments within fifteen (15) days after the conclusion of the audit exam. Anything herein to the contrary notwithstanding, MTLM shall not be responsible to pay any Additional Tax Payments in the event: (i) any Shareholder had knowledge that any item set forth on a Return that was adjusted in any audit examination for which an Additional Tax Payment is claimed was inaccurate; or (ii) any adjustment in an audit examination of a Return is based on any facts or circumstances which, had they been known by MTLM prior to the expiration of any survival period for any representation or warranty made by the Shareholders in this Agreement, would allow MTLM to make a claim for Indemnifiable Damages (without regard to the limitation thereon as set forth in SECTION 8.1(e)).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                     OF MTLM

     As a material inducement to each of the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM makes the following representations and warranties to the Shareholders:

     2.1 CORPORATE STATUS. MTLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MTLM has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. MTLM is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification and is in good standing in each of the jurisdictions except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect.

     2.2 CORPORATE POWER AND AUTHORITY. MTLM has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to approval of its Board of Directors which approval shall be obtained (if at all) within the time period set forth in SECTION 11.1(F), MTLM has taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by MTLM and constitutes a legal, valid and binding obligation of MTLM, enforceable against MTLM in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 NO COMMISSIONS. MTLM has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.5 SEC FILINGS AND FINANCIAL INFORMATION. To the best of its knowledge, MTLM has timely filed with the SEC (as defined herein) and has heretofore made available to the Shareholders true, correct and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since April 30, 1996 under the Exchange Act (as defined herein), or the Securities Act (as defined herein) (such documents, as amended since the time of filing, collectively, the "MTLM SEC Documents"). The financial statements or schedules included in the MTLM SEC Documents, and to the best of its knowledge, the remainder of the MTLM SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of MTLM included in the MTLM SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the
SEC), fairly present (subject in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of MTLM and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     2.6 CAPITALIZATION OF MTLM. SCHEDULE 2.6 sets forth MTLM's authorized capital stock which is issued and outstanding, issued and held in treasury and reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by MTLM as of the dates indicated on such schedule. Each outstanding share of MTLM capital stock is duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of MTLM capital stock has not been issued in violation of any preemptive or similar rights. Except as set forth on SCHEDULE 2.6, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by MTLM of any securities of MTLM, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of MTLM; and MTLM has no obligation of any kind to issue any additional securities or to pay for securities of MTLM or any predecessor. The representations and warranties set forth in this SECTION 2.6 are made as of the date set forth on SCHEDULE 2.6 and shall not be remade as of the date of Closing or as of any other date.

     2.7  NO VIOLATION.   Except as set forth on SCHEDULE 3.6 and any applicable
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), the execution and delivery of this Agreement by each of the Company, Reserve and the Shareholders, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation, or bylaws of MTLM; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against MTLM; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against MTLM; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of MTLM or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by MTLM.

     2.8 NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has been no Material Adverse Change in the assets, liabilities, business or financial condition of MTLM or a Material Adverse Effect on the ability of MTLM to consummate the transactions contemplated hereby. For purposes of this SECTION 2.8, a "Material Adverse Change" or a "Material Adverse Effect" shall not include (i) the acquisition of or agreement to acquire any companies or the assets of any companies; (ii) the termination of any agreement to acquire or the unwind or sale of any companies or the assets of any companies; (iii) the employment of any executive officers; (iv) the placement of, or entering into or termination of any agreement to place, any debt or equity securities of MTLM;
(v) any change in the trading price of the Common Stock; or (vi) any change in the Board of Directors of MTLM.

     2.9 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of MTLM, threatened against MTLM or any of its subsidiaries which, individually or in the aggregate, if adversely determined, is reasonably likely to have a Material Adverse Effect on MTLM or on the ability of MTLM to consummate the transactions contemplated hereby. Neither MTLM nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate, insofar as can be reasonably foreseen, would have a Material Adverse Effect on MTLM or a Material Adverse Effect on the ability of MTLM to consummate the transactions contemplated hereby.

     2.10 ACCURACY OF INFORMATION FURNISHED BY MTLM. To the best of its knowledge, no representation, statement or information made or furnished by MTLM to the Shareholders or any of the Shareholders' representatives, including those contained in this Agreement and on SCHEDULE 2.6 attached hereto and the other information and statements referred to herein and previously furnished by MTLM contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. MTLM has provided or made available to the Shareholders true, accurate and complete copies of all documents listed or described on SCHEDULE 2.6 attached hereto.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

     As a material inducement to MTLM to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders, jointly and severally, makes the following representations and warranties to
MTLM:

     3.1 CORPORATE AND PARTNERSHIP STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, Reserve is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and, to the best of their knowledge, R&M Iron, Ltd. ("R&M") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of the Company, Reserve and R&M has the requisite power and authority to own or lease its respective properties and to carry on its respective business as now being conducted. To the best of their knowledge, each of the Company, Reserve and R&M is legally qualified to transact business as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions where the nature of its respective properties and the conduct of its respective business requires such qualification (all of which jurisdictions are listed on SCHEDULE 3.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or, to the best of their knowledge, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of either the Company, Reserve or R&M.

     3.2 POWER AND AUTHORITY. The Company, Reserve and the Shareholders each have the power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The Company and Reserve have taken all action necessary to authorize the execution and delivery of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

     3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company, Reserve and the Shareholders and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4  CAPITALIZATION.

     (a) SCHEDULE 3.4 sets forth, with respect to the Company, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) to the best of their knowledge, were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on SCHEDULE 3.4, there are no preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

     (b) SCHEDULE 3.4 sets forth, with respect to Reserve, (i) the number of its authorized units of its partnership interests (the "Units") of each class,
(ii) the number of issued and outstanding Units of each class, and (iii) the number of Units of each class which are held in treasury. All of the issued and outstanding Units of Reserve (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) to the best of their knowledge, were issued in compliance with all applicable state and federal securities laws, and
(iii) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on SCHEDULE 3.4, there are no preemptive rights or rights of first refusal exist with respect to the Units of Reserve, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Reserve to issue or sell any Units (or securities convertible into or exchangeable for Units). There are no outstanding Unit appreciation, phantom partnership interests, profit participation or other similar rights with respect to Reserve. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the Units. Reserve is not obligated to redeem or otherwise acquire any of its outstanding Units.

     (c) SCHEDULE 3.4 sets forth, with respect to R&M, (i) the number of its authorized units of its limited liability interests (the "LLC Units") of each class, (ii) the number of issued and outstanding LLC Units of each class, and
(iii) the number of LLC Units of each class which are held in treasury. All of the issued and outstanding LLC Units of R&M (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) to the best of their knowledge, were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on
SCHEDULE 3.4, there are no preemptive rights or rights of first refusal exist with respect to the LLC Units of R&M, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require R&M to issue or sell any LLC Units (or securities convertible into or exchangeable for Units). There are no outstanding LLC Unit appreciation, phantom limited liability interests, profit participation or other similar rights with respect to R&M. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the LLC Units. R&M is not obligated to redeem or otherwise acquire any of its outstanding LLC Units.

     3.5  SHAREHOLDERS OF THE COMPANY; OWNERSHIP OF RESERVE AND R&M.

     (a) SCHEDULE 3.5 sets forth, with respect to the Company, (i) the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each shareholder of record as of the close of business on the date of this Agreement; and (ii) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different). The Shareholders constitute all of the holders of all issued and outstanding shares of capital stock of, and each of the Shareholders owns such shares as is set forth on
SCHEDULE 3.5, free and clear of all Liens, restrictions and claims of any kind, except as set forth on SCHEDULE 3.5. Except as set forth on SCHEDULE 3.5, such shares are not subject to any voting trust agreement or other Contract.

     (b) SCHEDULE 3.5 sets forth, with respect to Reserve, (i) the name, address and federal taxpayer identification number of, and the number of outstanding Units of each class owned by, each partner of record as of the close of business on the date of this Agreement; and (ii) the name, address and federal taxpayer identification number of, and number of Units of each class beneficially owned by, each beneficial owner of outstanding Units (to the extent that record and beneficial ownership of any such Units are different).

     (c) SCHEDULE 3.5 sets forth, with respect to R&M, (i) the name, address and federal taxpayer identification number of, and the number of outstanding LLC Units of each class owned by, each member of record as of the close of business on the date of this Agreement; and (ii) the name, address and federal taxpayer identification number of, and number of LLC Units of each class beneficially owned by, each beneficial owner of outstanding LLC Units (to the extent that record and beneficial ownership of any such LLC Units are different).

     3.6 NO VIOLATION. Except as set forth on SCHEDULE 3.6 and any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), the execution and delivery of this Agreement by each of the Company, Reserve and the Shareholders, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation, bylaws or partnership agreement, as the case may be of, the Company or Reserve, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, Reserve or any of the Shareholders; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company, Reserve or any of the Shareholders, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company or Reserve, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by MTLM.

     3.7 RECORDS. The copies of the respective articles of incorporation and code of regulations of the Company, the limited partnership agreement of Reserve dated October 1, 1990, as amended on December 4, 1995 (the "Partnership Agreement), and the operating agreement and articles of organization of R&M which were provided to MTLM are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company provided to MTLM for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since incorporation. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company, Reserve and R&M have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously provided to MTLM, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

     3.8 SUBSIDIARIES. Except as set forth on SCHEDULE 3.8, neither the Company, Reserve nor R&M owns, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

     3.9  FINANCIAL STATEMENTS.  Upon delivery by the Shareholders to MTLM of
(i) the financial statements as of September 30, 1996 of Reserve, including the notes thereto, audited by Price Waterhouse LLP and (ii) the December 31, 1996 unaudited financial statements of the Company and Reserve (collectively, the "Financial Statements"), copies shall be attached to SCHEDULE 3.9 hereto. The balance sheet dated as of December 31, 1996 included in the Financial Statements is referred to herein as the "Current Balance Sheet". The Financial Statements fairly present the financial position of the Company and Reserve at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of each of the Company and Reserve fully and fairly reflect the transactions, properties, assets and liabilities of each of the Company and Reserve. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE.  Except as disclosed in
SCHEDULE 3.10, since the date of the Current Balance Sheet, neither the Company, Reserve nor, to the best of their knowledge, R&M has (i) issued any capital stock, partnership interests, limited liability interests or other securities;
(ii) made any distribution of or with respect to its capital stock, partnership interests or other securities or purchased or redeemed any of its securities except as and to the extent permitted under SECTION 4.1; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $25,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $25,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, cancelled, compromised or released any rights having a value in excess of $25,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than (1) in respect of the conduct of its business activities in the ordinary course consistent with past practice and (2) a maximum write down of $100,000 for inventory in connection with the South African Ship as disclosed on SCHEDULE 3.11; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $25,000;
(xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any accounts payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; (xviii) made or pledged any charitable contribution other than in the ordinary course of business consistent with past practice; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company, Reserve or R&M; or (xx) agreed to do or authorized any of the foregoing.

     3.11 LIABILITIES. Except as set forth on SCHEDULES 3.11, 3.12, 3.13 AND 3.19, neither the Company, Reserve nor, to the best of their knowledge, R&M has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. Without limiting the generality of the foregoing, to the best of their knowledge there are no unsatisfied obligations arising under or in connection with that certain Asset Purchase & Sale Agreement among Reserve, Reserve Iron & Metal, Inc., Reserve Processing, Inc., Ian Abrams and Paul Joseph, dated October 1, 1990. The respective net worth of the Company and Reserve calculated in accordance with GAAP (before any tax distribution for 1996 and 1997) consistent with past accounting practices of the Company and Reserve is not less than $5.0 million for Reserve and $775,000 for the Company as of the date of this Agreement. MTLM agrees that it shall not make any post-Closing adjustments to the financial statements of the Company or Reserve which would reduce the net worth of the Company or Reserve below such amounts, unless such adjustments are necessary to conform such financial statements to GAAP consistent with past accounting practices of the Company and Reserve.

     3.12 LITIGATION. Except as set forth on SCHEDULES 3.11, 3.12, 3.13 AND 3.19, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or, to the best of their knowledge, threatened, anticipated or contemplated against, by or affecting the Company, Reserve or, to the best of their knowledge, R&M or any of their respective properties or assets, or the Shareholders, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and to the best of their knowledge there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which either the Company, Reserve or R&M is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company, Reserve or R&M.

     3.13 ENVIRONMENTAL MATTERS.  Except as set forth on SCHEDULE 3.13:

          (a) To the best of their knowledge, each of the Company, Reserve and R&M is and has at all times been in compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets, including, without limitation, Environmental, Health and Safety Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances (as defined herein), or other Waste (as defined herein). Neither the Company, Reserve nor R&M is currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws. To the best of their knowledge, each of the Company, Reserve and R&M is in full compliance with all notice, record keeping and reporting requirements of all Environmental, Health and Safety Laws, and has complied with all informational requests or demands arising under the Environmental, Health and Safety Laws.

          (b) To the best of their knowledge, each of the Company, Reserve and R&M has obtained, or caused to be obtained, and is in full compliance with, all licenses, certificates, permits, approvals and registrations (collectively "Licenses") required by the Environmental, Health and Safety Laws for the ownership of its properties and assets and the operation of its business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste and other Waste generation, transportation, transfer, storage, treatment or disposal Licenses, and each of the Company, Reserve and R&M is in full compliance with all the terms, conditions and requirements of such Licenses, and copies of such Licenses have been provided to MTLM. There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the best of their knowledge, threatened by any Governmental Authority or third parties against either the Company, Reserve or R&M, their respective businesses, operations, properties, or assets, which question the validity or entitlement of either the Company, Reserve or R&M to any License required by the Environmental, Health and Safety Laws for the ownership of each of the respective properties and assets of the Company, Reserve or R&M and the operation of their respective business or wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on either the Company, Reserve or R&M, or which would impose any liability upon MTLM in the event that the transaction contemplated by this Agreement closes.

          (c) Neither the Company, Reserve nor R&M has received and is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving either the Company, Reserve or R&M, their respective business operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws in connection with the ownership by either the Company, Reserve or R&M of their respective properties or assets or the operation of their respective business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on MTLM in the event that the transaction contemplated by this Agreement closes, or which could have a Material Adverse Effect on either the Company, Reserve or R&M.

          (d) To the best of their knowledge, each of the Company, Reserve and R&M is in full compliance with, and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication or decree issued pursuant to the Environmental, Health and Safety Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such non-compliance, breach or default thereunder, or affect the Owned Properties or Leased Premises.

          (e) To the best of their knowledge, neither the Company, Reserve nor R&M has generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has either performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental, Health and Safety Laws. To the best of their knowledge, neither the Company, Reserve nor R&M has generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste upon property currently or previously owned or leased by it, except as permitted by law. For purposes of this SECTION 3.13, the term "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Health and Safety Laws, including, without limitation, the United States Department of Transportation Table (49 CFR 172,
101) or by the Environmental Protection Agency as hazardous substances (40 CFR
Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, ET SEQ. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 ET SEQ. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, ET SEQ.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C.

Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, ET SEQ. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, ET SEQ. ("OSHA"); any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree. For purposes of this SECTION 3.13, the term "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

          (f) To the best of their knowledge, neither the Company, Reserve nor R&M has caused, or allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto. To the best of their knowledge, there has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto. For purposes of this Section, the terms "Release" and "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws.

          (g) To the best of their knowledge, neither the Company, Reserve nor R&M has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has notified either the Company or Reserve that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither the Company, Reserve, R&M nor the Shareholders has received notice, and neither the Company, Reserve, R&M nor the Shareholders has knowledge of any facts which could give rise to any notice, that either the Company, Reserve or R&M is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Health and Safety Laws. To the best of their knowledge, neither the Company, Reserve nor R&M has submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leased Premises or the Owned Properties. Neither the Company, Reserve nor R&M has received any written or oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where has transported, transferred or disposed of other Wastes. Neither the Company, Reserve nor R&M has been required to and has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. To the best of their knowledge, neither the Company, Reserve nor R&M has any liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

          (h) Except as set forth on SCHEDULE 3.13, neither the Company, Reserve, nor R&M uses, nor has used, any Aboveground Storage Tanks or Underground Storage Tanks, and, to the best of their knowledge, there are not now nor have there ever been any Underground Storage Tanks. For purposes of this SECTION 3.13, the terms "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

          (i) SCHEDULE 3.13 identifies (i) all environmental audits, assessments or occupational health studies undertaken by either the Company, Reserve or R&M or any of their respective agents or, to the knowledge of the Company, Reserve or the Shareholders, undertaken by any Governmental Authority, or any third party, relating to or affecting either the Company, Reserve or R&M or any of the Leased Premises or the Owned Properties; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by either the Company or Reserve or their respective agents or, to the knowledge of the Company, Reserve, R&M or the Shareholders, undertaken by any Governmental Authority or any third party, relating to or affecting the Company, Reserve, R&M or any of the Leased Premises or the Owned Properties; (iii) all written communications between either the Company, Reserve or R&M and any Governmental Authority arising under or related to Environmental, Health and Safety Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting any of the Company, Reserve, R&M or any of the Leased Premises or the Owned Properties.

          (j) To the best of their knowledge, SCHEDULE 3.13 contains a list of the assets of the Company, Reserve and R&M which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental, Health and Safety Laws). SCHEDULE 3.13 also identifies (i) the degree of friability of all existing asbestos and asbestos-containing material and (ii) all actions taken by either the Company, Reserve or R&M, directly or indirectly, or by any of their respective agents, employees, representatives or contractors with respect to asbestos or asbestos-containing materials, including but not limited to all methods and manner of abatement, removal, containment, encapsulation, repair, maintenance, renovation, demolition, salvage, installation, storage, transportation, disposal, monitoring, spill/emergency clean-up, protective health and safety measures and training of personnel (whether employees or independent contractors or otherwise). Except as set forth in SCHEDULE 3.13, to the best of their knowledge, each of the Company, Reserve and R&M has operated and continues to operate in compliance with all Environmental, Health & Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. Except as set forth in SCHEDULE 3.13, there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or, to the best of their knowledge, threatened against or directly affecting, or any of their respective assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

          (k) As used in this Agreement, "Environmental, Health and Safety Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

          (l) SCHEDULE 3.13 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by either the Company, Reserve or R&M on any of the Owned Properties or the Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labelling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances.

          (m) To the best of their knowledge, SCHEDULE 3.13 identifies the locations to which either the Company, Reserve or R&M has transferred, transported, hauled, moved, or disposed of Waste to a SuperFund site.

          (n)  To the best of their knowledge, and except as set forth on
SCHEDULE 3.13, none of the Owned Properties or Leased Properties presently includes, nor has been constructed upon, any "wetland" as defined under applicable Environmental, Health and Safety Laws.

          (o) As used in this SECTION 3.13, the terms "Company", "Reserve" or "R&M" are deemed to refer to the Company, Reserve, and R&M, and any of their respective subsidiaries, and predecessors-in-interest.

          (p) As used in SECTION 3.13(f) AND (l), the terms "Owned Properties" and "Leased Premises" are defined to refer to any properties previously owned or leased by the Company, Reserve or R&M.

          (q) Anything herein to the contrary notwithstanding, the Shareholders represent and warrant that (i) to the best of their knowledge, the settlement entered into by and between the United States Environmental Protection Agency ("EPA") and Reserve concerning the C&R Battery Company, Inc. ("C&R") superfund site as referred to in that certain letter sent by the

EPA to C&R dated January 3, 1995 is in full force and effect and has not been amended, modified or superseded; and (ii) they know of no facts or conditions concerning the environmental aspects of the business, operations, properties and assets of the Company and Reserve which are not set forth in the draft report of Versar, Inc. dated December 6, 1996.

     3.14 REAL ESTATE.

          (a) Neither the Company, Reserve nor R&M owns any real property or any interest therein except as set forth on SCHEDULES 3.14(a) OR (b) (the "Owned Properties"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties. Except as set forth on
SCHEDULE 3.14(a), with respect to each such parcel of Owned Property:

          (i) each of the Company, Reserve and, to the best of their knowledge, R&M has good and marketable title to each parcel of their respective Owned Property, free and clear of any Lien other than (x) liens for real estate taxes not yet due and payable; (y) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value of the property subject thereto, and
     (z) encumbrances and restrictions described in the title insurance policies listed on SCHEDULE 3.14(a), all of which policies have been previously delivered to MTLM.

          (ii) there are no pending or, to the best of their knowledge, threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties or other matters affecting adversely the current use, occupancy or value thereof;

          (iii) to the best of their knowledge, the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

          (iv) to the best of their knowledge, all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations;

          (v) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property, except as set forth on SCHEDULE 3.14(a);

          (vi) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein;

          (vii) there are no parties (other than the Company, Reserve, R&M and their respective subsidiaries) in possession of the parcels of Owned Property, other than tenants under any leases disclosed in
     SCHEDULE 3.14(a) who are in possession of space to which they are entitled;

          (viii) all facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services, to the best of their knowledge, are adequate in accordance with all applicable laws, ordinances, rules and regulations, and, to the best of their knowledge, are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Owned Property;

          (ix) each parcel of Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of Owned Property; access to the property is provided by paved public right-of-way; and there is no pending or, to the best of their knowledge, threatened termination of the foregoing access rights;

          (x) to the best of their knowledge, all improvements and buildings on the Owned Property are in good repair and are safe for occupancy and use, free from termites or other wood-destroying organisms; the roofs thereof are watertight; and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order and adequate for the use of such Owned Property in the manner in which presently used; and

          (xi) there are no service contracts, management agreements or similar agreements which affect the parcels of Owned Property, except as set forth on SCHEDULE 3.14(a).

          (b) SCHEDULE 3.14(b) sets forth a list of all leases, licenses or similar agreements ("Leases") to which either the Company, Reserve or R&M is a party (copies of which have previously been furnished to MTLM), in each case, setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"), all of which, to the best of their knowledge, are within the property set-back and building lines of the respective property. The Leases are in full force and effect and have not been amended except as set forth on SCHEDULE 3.14(b), and neither the Company, Reserve nor, to the best of their knowledge, neither R&M, nor any other party thereto is in default or breach or anticipates defaulting or committing any breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Except as set forth on SCHEDULE 3.14(b), with respect to each such Leased Premises:

          (i) either the Company, Reserve or, to the best of their knowledge, R&M has valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of any Liens, covenants and easements or title defects of any nature whatsoever;

          (ii) to the best of their knowledge, the portions of the buildings located on the Leased Premises that are used in the business of either the Company, Reserve or R&M are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's, Reserve's and R&M's current and reasonably anticipated normal business activities as conducted thereat;

          (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's, Reserve's and, to the best of their knowledge, R&M's respective business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and

          (iv) neither the Company, Reserve nor, to the best of their knowledge, R&M has received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and, to the best of their knowledge, no such special assessment is contemplated by any Governmental Authority.

     3.15 GOOD TITLE TO AND CONDITION OF ASSETS.

          (a) Except as set forth on SCHEDULE 3.15, each of the Company, Reserve and, to the best of their knowledge, R&M has good and marketable title to all of its respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "Assets" means all of the properties and assets of each of the Company, Reserve and R&M, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

          (b) To the best of their knowledge, the Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of each of the Company, Reserve and R&M are in good operating condition, normal wear, tear and routine maintenance as typical for this industry excepted. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of each of the Company, Reserve and R&M or set forth on the Current Balance Sheet or acquired by each of the Company, Reserve and R&M since the date of the Current Balance Sheet. SCHEDULE
3.15 lists the vehicles owned, leased or used by each of the Company, Reserve and R&M, setting forth the make, model, description of body and chassis, vehicle identification number, and year of manufacture, and for each vehicle, whether it is owned or leased, and if owned, the name of any lienholder and the amount of the lien, and if leased, the name of the lessor and the general terms of the lease, and, whether owned or leased, if it is used to transport, transfer, handle, dispose or haul Waste materials.

     3.16 COMPLIANCE WITH LAWS.

          (a) To the best of their knowledge, each of the Company, Reserve and R&M is and has been in compliance with all laws, regulations and orders applicable to it, its respective business and operations (as conducted by it now and in the past), the Assets, the Owned Properties and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). Except as set forth on SCHEDULES 3.16, 3.13, 3,19 or in connection with matters set forth in SCHEDULES 3.11 AND 3.12 neither the Company, Reserve nor, to the best of their knowledge, R&M has been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened.

          (b) Neither the Company, Reserve nor R&M has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law.

          (c) To the best of their knowledge, each of the Company, Reserve and R&M is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). To the best of their knowledge, with respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of each of the

Company, Reserve and R&M for whom compliance with the Immigration Act as employer is required, each of the Company, Reserve and R&M has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by each of the Company, Reserve and R&M pursuant to the Immigration Act. Neither the Company, Reserve nor R&M has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

          (d) Except for the non-compete restriction set forth in Section 9.5 of that certain operating agreement of R&M Iron, Ltd., dated as of January 27, 1995, as modified by that letter agreement dated as of December 24, 1996, between Reserve and Mindis Metals, Inc., neither the Company, Reserve nor R&M is subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     3.17 LABOR AND EMPLOYMENT MATTERS. SCHEDULE 3.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company, Reserve and R&M. Except as set forth on SCHEDULE 3.17, neither the Company, Reserve nor R&M is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of either the Company, Reserve or R&M into one or more collective bargaining units. There is no pending or, to the best of their knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of either the Company, Reserve or R&M which may interfere with its respective continued operations. Neither the Company, Reserve nor, to the best of their knowledge, R&M has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the best of their knowledge, threatened charge or complaint against either the Company, Reserve or R&M by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of either the Company, Reserve or R&M during the 24 months prior to the date hereof. None of the Shareholders is aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with either the Company, Reserve or R&M as a result of this Agreement or otherwise. SCHEDULE 3.17 contains detailed information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which either the Company, Reserve or R&M is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements, and (iv) consulting agreements. To the best of their knowledge, and except for the Americans with Disabilities Act, as amended, each of the Company, Reserve and R&M has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of

1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988.

     3.18 EMPLOYEE BENEFIT PLANS.

          (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 3.18 contains a list setting forth each employee benefit plan or arrangement of each of the Company, Reserve and R&M, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of each of the Company, Reserve and R&M participate or participated and whether or not currently in effect ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to MTLM).

          (b) COMPLIANCE WITH LAW. To the best of their knowledge, with respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

          (c) QUALIFIED PLANS. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to MTLM, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor, to the best of their knowledge, has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; and (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) except as disclosed on SCHEDULE
3.18, all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on SCHEDULE 3.18.

          (d) WELFARE PLANS. Other than as disclosed in SCHEDULE 3.18, (i) neither the Company, Reserve nor, to the best of their knowledge R&M is obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in SCHEDULE 3.18, to provide medical or death benefits with respect to any employee or former employee of either the Company, Reserve or, to the best of their knowledge, R&M or their respective predecessors after termination of employment, other than as required by COBRA; (ii) each of the Company, Reserve and, to the best of their knowledge, R&M has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

          (e) CONTROLLED GROUP LIABILITY. Neither the Company, Reserve nor, to the best of their knowledge, R&M nor any entity that would be aggregated with either of them under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971;
(v) has engaged in any transaction which would give rise to liability under
Section 4069 or Section 4212(c) of ERISA; or (vi) has violated in any material respect Code Section 4980B or Section 601 through 608 of ERISA.

          (f) OTHER LIABILITIES. Except as set forth on SCHEDULE 3.18, (i) none of the Employee Benefit Plans obligates either the Company, Reserve or, to the best of their knowledge,

R&M to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of either the Company, Reserve or, to the best of their knowledge, R&M as of the Closing Date, and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of either the Company, Reserve or, to the best of their knowledge, R&M.

     3.19 TAX MATTERS. Except as set forth in SCHEDULE 3.19 hereto, all Tax Returns required to be filed prior to the date hereof with respect to each of the Company, Reserve and, to the best of their knowledge, R&M or any of their respective incomes, properties, franchises or operations have been filed, to the best of their knowledge, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all respects. To the best of their knowledge, all Taxes due and payable by or with respect to each of the Company, Reserve and, to the best of their knowledge, R&M have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in SCHEDULE 3.19 hereto: (i) with respect to each taxable period of each of the Company, Reserve and, to the best of their knowledge, R&M, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against either the Company, Reserve or, to the best of their knowledge, R&M; (iii) neither the Company, Reserve nor, to the best of their knowledge, R&M has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) neither the Company, Reserve nor, to the best of their knowledge, R&M has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the best of their knowledge, threatened against or with respect to either the Company, Reserve or R&M regarding Taxes; (vi) neither the Company, Reserve nor, to the best of their knowledge, R&M has made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of either the Company, Reserve or, to the best of their knowledge, R&M; (viii) neither the Company, Reserve nor, to the best of their knowledge, R&M will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) neither the Company,

Reserve nor, to the best of their knowledge, R&M is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;
(x) to the best of their knowledge, there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to the Company, Reserve or R&M with respect to any period on or before the Closing Date; (xi) to the best of their knowledge, neither the Company, Reserve nor R&M has made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) neither the Company nor Reserve has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) to the best of their knowledge, no claim has ever been made by a taxing authority in a jurisdiction where either the Company, Reserve or R&M does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; and
(xiv) neither the Company, Reserve nor, to the best of their knowledge, R&M has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to each of the Company and Reserve for the past two years has been furnished or made available to MTLM; (xvi) to the best of their knowledge, neither the Company, Reserve nor R&M will be subject to any Taxes for the period ending at the Closing Date for any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or
Section 1375 of the Code (or any corresponding provision of state, local or foreign law); and (xvii) to the best of their knowledge, no sales or use tax or property transfer tax (other than sales tax on aircraft, boats, mobile homes and motor vehicles), non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Authority) will be payable by the Company, Reserve or, R&M or MTLM by virtue of the transactions completed in this Agreement.

     3.20 INSURANCE. Each of the Company, Reserve and, to the best of their knowledge, R&M is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by businesses in the same or similar lines of business and in coverage amounts typically and reasonably carried by such businesses (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Each of the Company, Reserve and, to the best of their knowledge, R&M has complied with the provisions of such Insurance Policies. SCHEDULE 3.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to MTLM) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $50,000 that relates to loss or damage to the properties, assets or businesses of each of the Company, Reserve and, to the best of their knowledge, R&M. Neither the Company, Reserve nor R&M has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     3.21 RECEIVABLES. To the best of their knowledge, all of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of each of the Company, Reserve and R&M, as the case may be. To the best of their knowledge, all of the Receivables are good and collectible receivables, and will be collected in full (subject to any weight allowances, consistent with past practices) in accordance with the terms of such receivables (and in any event within six months following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of each of the Company and Reserve, including all trade account receivables arising from the provision of services or sale of inventory, notes receivable, and insurance proceeds receivable.

     3.22 LICENSES AND PERMITS. Except as set forth on SCHEDULE 3.13 each of the Company, Reserve and, to the best of their knowledge, R&M possesses all material licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its respective businesses and operations, including the operation of the Owned Properties and Leased Premises, which Permits are listed on SCHEDULE 3.22 OR 3.13. All such Permits are valid and in full force and effect, each of the Company, Reserve and, to the best of their knowledge, R&M is in substantial compliance with the requirements thereof, and no proceeding is pending or, to the best of their knowledge, threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets, Owned Properties and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of each of the Company, Reserve and, to the best of their knowledge, R&M in the manner in which and to the extent to which such business is currently being conducted. To the best of their knowledge, no current supplier to either the Company, Reserve or R&M of items essential to the conduct of its business will or has threatened to terminate its respective business relationship with it for any reason. Except as set forth on SCHEDULE 3.23, neither the Company, Reserve nor, to the best of their knowledge, R&M has any direct or indirect interest in any customer, supplier or competitor of either the Company, Reserve or, to the best of their knowledge, R&M, or in any person from whom or to whom any of them leases real or personal property which is not cancelable on no more than 30 days notice. Except as set forth on
SCHEDULE 3.23, no officer, director or shareholder of either the Company, Reserve or, to the best of their knowledge, R&M, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with either the Company, Reserve or, to the best of their knowledge, R&M or has any interest in any property used by either the Company, Reserve or, to the best of their knowledge, R&M which is not cancelable on no more than 30 days notice.

     3.24 INTELLECTUAL PROPERTY. To the best of their knowledge, (and except as to licenses for commercially available computer software programs) each of the Company, Reserve and R&M has full legal right, title and interest in and to all trademarks, servicemarks, tradenames, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its respective business (the "Intellectual Property"). To the best of their knowledge, the conduct of the business of each of the Company, Reserve and R&M as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. To the best of their knowledge, no payments are required for the continued use of the Intellectual Property. To the best of their knowledge, none of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.
SCHEDULE 3.24 set forth a description of a certain royalty agreement which is not applicable to Reserve's business.

     3.25 CONTRACTS. SCHEDULES 3.25, 3.14 AND 3.24 set forth lists of each Contract to which either the Company, Reserve or R&M is a party or by which its properties and assets are bound and which is material to its business, assets, properties or prospects (the "Designated Contracts"), true and correct copies of which have been provided to MTLM. The copy of each Designated Contract furnished to MTLM is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. To the best of their knowledge, except as set forth on SCHEDULES
3.25 OR 3.14, neither the Company, Reserve nor R&M has violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on SCHEDULES 3.25 AND 3.14, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by either the Company, Reserve or, to the best of their knowledge, R&M under any Designated Contract, and to the best of their knowledge, no such event has occurred which constitutes or would constitute a material default by any other party. Neither the Company, Reserve nor R&M is subject to any liability or payment resulting from renegotiation of amounts paid it under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) the five largest contracts obligating either the Company, Reserve or R&M to purchase or sell products or services, subject to the limitations set forth in SCHEDULE

3.25; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of 60 days or less or calling for payment of an annual gross rental exceeding $25,000.00; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, officer or director of either the Company, Reserve or R&M; (f) licenses, assignments or transfers of material trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by either the Company, Reserve or R&M; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by either the Company, Reserve or R&M and not otherwise disclosed on the Schedules.

     3.26 CUSTOMER LISTS AND RECURRING REVENUE. SCHEDULE 3.26 is a true, correct and complete list of Reserve's and R&M's ten largest customers ("Material Customers") and suppliers together with the percentage of total sales or purchases, as applicable. True, correct and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing have been furnished by the Shareholders to the Company.
SCHEDULE 3.26 sets forth each Material Customer's name, address, account number, term of franchise or agreement, billing cycle, type of service and rates charged.

     3.27 ACCURACY OF INFORMATION FURNISHED BY THE SHAREHOLDERS. To the best of their knowledge, no representation, statement or information made or furnished by the Shareholders to MTLM or any of MTLM's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, Reserve and the Shareholders, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. The Shareholders have provided or made available to MTLM true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     3.28 INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; SECURITIES DOCUMENTS. Each of the Shareholders is acquiring his interest in the Purchase Price Note for his own account for investment and not with a view to, or for the sale in connection with, any distribution of his interest, except in compliance with applicable state and federal securities laws. Each of the Shareholders has been provided, to his satisfaction, the opportunity to discuss the transactions contemplated hereby with MTLM and has had the opportunity to obtain such information pertaining to MTLM as has been requested, including but not limited to filings made by MTLM with the SEC under the Exchange Act. Each of the Shareholders is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. Each Shareholder has such knowledge and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the Purchase Price Note, and is capable of bearing the economic risks of such investment and is able to bear a complete loss of his investment in the Purchase Price Note. The Shareholders acknowledge that the Purchase Price Note has not been registered under the Securities Act and understand that the Purchase Price Note must be held indefinitely unless it is subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

     3.29 BUSINESS LOCATIONS. As of the date hereof, neither the Company, Reserve nor R&M has any office or place of business other than as identified on SCHEDULES 3.14(a) AND 3.14(b) and each of the Company's, Reserve's and R&M's principal place of business and chief executive office (as such terms are used in subsection 9-401 of the Uniform Commercial Code as enacted in the State of Illinois as of the date hereof) are indicated on SCHEDULE 3.14(a) OR 3.14(b), and, all locations where the equipment, inventory, chattel paper and books and records of each of the Company, Reserve and R&M are located as of the date hereof are fully identified on SCHEDULES 3.14(a) AND 3.14(b).

     3.30 NAMES; PRIOR ACQUISITIONS. All names under which each of the Company, Reserve and R&M does business as of the date hereof are specified on SCHEDULE
3.30. Except as set forth on SCHEDULE 3.30, neither the Company, Reserve nor R&M has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

     3.31 NO COMMISSIONS. Neither the Company, Reserve, R&M nor the Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     3.32 INVENTORY. To the best of their knowledge, all Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are, in the aggregate, of a quality, quantity, and condition useable or saleable in the ordinary course of business within either the Company's, Reserve's or R&M's normal inventory turnover experience; and (iii) are, in the aggregate, valued at the lower of cost or net realizable market value. Neither the Company, Reserve nor R&M has any material liability with respect to the return or repurchase of any goods in the possession of any customer.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE CLOSING

     4.1  CONDUCT OF BUSINESS  PENDING THE CLOSING.  Except as set forth on
SCHEDULE 4.1 or in connection with the transactions contemplated in this Agreement, each of the Company, Reserve and R&M covenants and agrees that, between the date of this Agreement and the Closing Date, the business of the Company, Reserve and R&M shall be conducted only in, and neither the Company nor Reserve shall take any action except in, the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, Reserve may make any tax distribution payable pursuant to Section 8.2(b) of the Partnership Agreement. Each of the Company, Reserve and R&M shall use its respective best efforts to preserve intact its respective business organization, to keep available the services of its respective current officers, employees and consultants, and to preserve its respective present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement and as set forth on SCHEDULE 4.1 neither the Company, Reserve nor R&M shall, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of MTLM:

          (a) amend or otherwise change its articles of incorporation, code of regulations, partnership agreement or operating agreement, as the case may be;

          (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) with respect to the Company, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it or, (ii) with respect to Reserve and R&M, any partnership or membership interests or any options, convertible securities or other rights of any kind to acquire any partnership or membership interest, or any other ownership interest, of it or
(iii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or partnership interests, as the case may be;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or partnership interests, as the case may be;

          (e) (i) acquire (including, without limitation, for cash or shares of stock or partnership or membership interests or units, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

          (f) increase the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective directors or officers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors or officers;

          (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

          (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

          (i) increase or decrease prices charged to its respective customers, except for previously announced price changes or except in the ordinary course of business, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

          (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.2 COMPLIANCE WITH COVENANTS. The Shareholders shall cause the Company to comply with all of the respective covenants of the Company under this Agreement and the Company shall cause Reserve to comply with all of the respective covenants of Reserve under this Agreement.

     5.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the Common Stock is listed (the Nasdaq Stock Market) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     5.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, and upon reasonable advance notice, each of the Company and Reserve and MTLM shall (and shall cause its respective directors, officers, employees, auditors, counsel and agents to) afford each other and their officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by MTLM, the Company or Reserve shall affect any representation or warranty in this Agreement.

     5.5 NOTIFICATION OF CERTAIN MATTERS. The Shareholders and MTLM shall give prompt notice to the other of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied. In addition, MTLM shall give prompt notice to the Shareholders of any item described in Section 2.8(i), (ii) or
(iv).

     5.6 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that MTLM may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange provided that MTLM first provides the Company with such notice of (and a right to comment on) such public disclosure as may be reasonable under the circumstances.

     5.7 NO OTHER DISCUSSIONS. Neither the Company, Reserve, R&M nor the Shareholders, and their respective Affiliates, employees, agents and representatives will (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company, Reserve or R&M (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Shareholders will immediately notify MTLM if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     5.8 ENVIRONMENTAL ASSESSMENT. MTLM shall be entitled to have conducted prior to Closing an environmental assessment of the Owned Properties and Leased Premises (hereinafter referred to as "Environmental Assessment") and their operations. The Environmental Assessment may include, but not be limited to, a physical examination of the Owned Property or Leased Premises, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent permits, reports and records, documents, and Licenses of Reserve and R&M. The Shareholders shall provide MTLM or its designated agents or consultants with the access to such property and all permits, records and reports which MTLM, their respective agents or consultants require to conduct the Environmental Assessment.

     5.9 TRADING IN MTLM'S COMMON STOCK. Except as otherwise expressly consented to by MTLM, from the date of this Agreement until the Closing Date, neither the Company, Reserve, R&M nor the Shareholders (nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of the Common Stock in any transactions effected on the Nasdaq Stock Market or otherwise.

     5.10 ELECTION OF DIRECTORS. On the Closing Date, MTLM agrees to amend its Bylaws to expand its Board of Directors to consist of no less than ten persons. Upon amendment of MTLM's Bylaws expanding the Board of Directors, the Shareholders shall have the right to designate one of the Shareholders to fill the newly created position on MTLM's Board of Directors.

     5.11 OTHER AGREEMENTS. Upon the Closing, each party hereto that is a signatory to any of Exhibits "A" through "F" agrees to execute and deliver such Exhibit, as appropriate, to the other parties to such Exhibit, and each party who is a married individual shall cause his spouse to execute all consents requested by MTLM to consummate the transactions set forth herein.

     5.12 HSR ACT COMPLIANCE. Each of the Company, Reserve, the Shareholders and MTLM will as promptly as practicable file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of MTLM, Reserve, the Company and the Shareholders will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of the Company, Reserve, the Shareholders and MTLM will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person form, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of the Company, Reserve, the Shareholders and MTLM will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Securities.

     5.13 RIGHT OF FIRST REFUSAL. In the event that MTLM receives an offer (the "Third Party Offer") to purchase: (i) all or substantially all of the assets of Reserve; or (ii) in excess of 50% of both (a) the limited partnership interests in Reserve; and (b) the shares of capital stock of the Company (each a "Sale Transaction") which MTLM desires to accept, MTLM shall, prior to accepting any such offer for a Sale Transaction, notify the Shareholders that MTLM desires to enter into a Sale Transaction (the "Notice"). The Notice shall contain a copy of the Third Party Offer and shall be accompanied by an offer from MTLM (the "MTLM Offer") to the Shareholders for a Sale Transaction on the same terms and conditions contained in the Third Party Offer. For a period of 45 business days from and after the date of the Notice, the Shareholders shall have the right to accept the MTLM Offer. If the Shareholders accept the MTLM Offer, the parties shall complete the Sale Transaction within 30 business days of acceptance. If the Shareholders do not accept the MTLM Offer within the requisite period, MTLM shall be free to complete the Sale Transaction with the third party upon substantially the terms and conditions contained in the Third Party Offer and the Shareholders' rights hereunder shall terminate and be of no further force or effect with respect to the Sale Transaction then described in the Notice. Anything herein to the contrary notwithstanding, MTLM's obligation to provide the Notice and the Shareholders' rights hereunder (including their right to continue negotiations with respect to a Sale Transaction as to which a Notice has been sent) shall be of no further force and effect from and after the date that the closing price of the Common Stock on the Nasdaq Stock Market (or such other public market upon which the Common Stock is then traded) has reached Nine and No/100 Dollars ($9.00) per share (subject to appropriate adjustments for stock splits, stock dividends and other corporate actions) or higher on at least one trading day following the date hereof.

     5.14 EMPLOYEE WARRANTS. Following the Closing, MTLM agrees to issue warrants to purchase 175,000 shares of Common Stock to certain key employees of Reserve as set forth on

SCHEDULE 5.14 pursuant to employment agreements prepared by Reserve subject to the reasonable approval of MTLM. Reserve shall have the right to reallocate amongst its then existing key employees any unvested warrants that would otherwise be cancelled upon termination of any key employee.


                                   ARTICLE VI

                      CONDITIONS TO THE OBLIGATIONS OF MTLM

     The obligations of MTLM hereunder shall be subject to the fulfillment at or prior to the Closing Date (or at such time as otherwise specified herein) of the following conditions, any or all of which may be waived in whole or in part by
MTLM:

     6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of the Company, Reserve and the Shareholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.
Each of the Shareholders shall have delivered to MTLM a certificate, dated as of the Closing Date, duly signed, stating that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with.

     6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company, Reserve or R&M, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company, Reserve or R&M, and (iii) none of the properties and assets of the Company, Reserve or R&M shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to MTLM a certificate to that effect, dated the Closing Date and signed by or on behalf of the Shareholders.

     6.3 CORPORATE AND PARTNERSHIP CERTIFICATE. The Shareholders shall have delivered to MTLM (i) copies of the articles of incorporation and code of regulations of the Company, the partnership agreement and certificate of limited partnership of Reserve, the operating agreement and articles of organization of R&M as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors of the Company and Shareholders authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company, Reserve and R&M issued by the States of Ohio (as to the Company and R&M) and Delaware (as to Reserve), and each other state in which each of them is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Secretary as being true, correct and complete.

     6.4 OPINION OF COUNSEL. MTLM shall have received an opinion dated as of the Closing Date from counsel for the Company, Reserve and the Shareholders, in form and substance acceptable to MTLM, to the effect that:

               (i) the Company is a corporation, Reserve is a limited partnership, and R&M is a limited liability company, each of which is duly organized and existing and in good standing under the laws of the States of Ohio (as to the Company and R&M) and Delaware (as to Reserve), and each of them is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

               (ii) each of the Company and Reserve has obtained all necessary authorizations and consents of its respective governing board and owners to effect the transactions contemplated in this Agreement;

               (iii) to the best of such counsel's knowledge, all issued and outstanding shares of capital stock of the Company, all partnership interests of Reserve and, all membership interests of R&M are owned as set forth on SCHEDULE 3.5 hereto;

               (iv) except as set forth in SCHEDULE 3.12, such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of either the Company, Reserve or R&M, or which questions the validity of this Agreement;

               (v) this Agreement is a valid and binding obligation of each of the Company, Reserve and the Shareholders, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

     6.5 CONSENTS. MTLM shall have received written consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of each of the Company, Reserve or R&M from any Person from whom such consent or waiver is required under any Designated Contract or instrument as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law. Without limiting the generality of the foregoing, MTLM shall have received the written agreement of (i) American National Bank and Trust Co. of Chicago that the American Facility
(as defined herein) will remain in place, will not be terminated or modified (except to note the interests of MTLM), the outstanding balances under the American Facility will not be accelerated, and no fee, penalty or other charge will be due on account of MTLM's purchase of the Purchased Securities; provided however, that MTLM will waive such requirement if, prior to Closing, the Company obtains a replacement credit facility having terms and conditions satisfactory to MTLM in its sole discretion; (ii) Mindis Metal, Inc., Reserve's joint venture partner in R&M, modifying the non-compete provision of the R&M operating agreement so as to allow MTLM and its affiliates (other than the Company or Reserve) to compete with R&M, without a breach of such operating agreement as set forth in that certain letter agreement dated December 24, 1996 an executed copy of which has been furnished to MTLM; and
(iii) the Illinois Port Authority that Reserve's lease with the Illinois Port Authority will not be terminated or modified (except as and to the extent agreed to by MTLM as set forth in that certain January 6, 1997 letter addressed to MTLM and Reserve an executed copy of which has been furnished to
MTLM) and no fee, penalty or other charge will be due, on account of MTLM's purchase of the Purchased Securities.

     6.6 GOVERNMENTAL APPROVALS. All consents, authorizations and approvals from, and all declarations, filings and registrations with any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth on SCHEDULE 3.6, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods under the HSR Act shall have been expired or terminated.

     6.7 SECURITIES LAWS. MTLM shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of the Purchase Price Note, in connection with the transactions contemplated hereby.

     6.8 COMPANY STOCK. At the Closing, each of the Shareholders shall have delivered all certificates evidencing the Purchased Shares held by him, together with stock powers duly executed in blank, with signatures guaranteed, and otherwise in form acceptable to MTLM for transfer on the books of the Company, to be held pursuant to the Stock Pledge and Security Agreement.

     6.9 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of MTLM, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby.

     6.10 AUDIT REPORT. The Shareholders shall have delivered to MTLM the Financial Statements of the Company and Reserve at least 20 days prior to the Closing Date.

     6.11 OTHER CLOSING DELIVERIES.  At Closing, MTLM shall have received:

     (a) a current title policy insuring title to the real property owned or leased by the Company and Reserve and R&M as set forth on SCHEDULE 3.14 which shows no Liens other than Liens disclosed on the title commitments previously submitted by the Shareholders to MTLM;

     (b) resignations effective as of the Closing Date from such officers and directors of the Company and Reserve as MTLM shall have requested in writing;

     (c) the stock books, stock ledgers, minute books, corporate seal and other books and records of the Company and Reserve, subject to the terms and conditions of the Stock Pledge and Security Agreement;

     (d) a duly executed agreement cancelling that certain Share Redemption, S Election and Close Corporation Agreement dated October 1, 1990 by and among the Company, the Shareholders and Donald C. Schnackel;

     (e) the financial statements of the Company as of December 31, 1996, audited by Price Waterhouse LLP; and

     (f) all other previously undelivered documents, instruments or writings required to be delivered by the Shareholders at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.


                                   ARTICLE VII

                        CONDITIONS TO THE OBLIGATIONS OF
                   THE COMPANY, RESERVE, AND THE  SHAREHOLDERS

     The obligations of the Company, Reserve, and the Shareholders to effect the purchase and sale of the Purchased Securities and the other transactions set forth in this Agreement (the "Transaction") shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company, Reserve and the Shareholders:


     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of MTLM contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. MTLM shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing
Date. MTLM shall have delivered to the Shareholders a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with.

     7.2 THE PURCHASE PRICE NOTE. At the Closing, MTLM shall have issued the Purchase Price Note and shall have delivered to the Shareholders the Purchase Price Note and the Pledge and Security Agreement and a certificate evidencing the Purchased Securities, executed in blank by MTLM.

     7.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or the Transaction or any other transaction contemplated hereby, and which in the judgment of the Shareholders makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

     7.4 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to MTLM, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of MTLM, and (iii) none of the properties and assets of MTLM shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to the Shareholders a certificate to that effect, dated the Closing Date and signed by or on behalf of MTLM.

     7.5  CORPORATE CERTIFICATE.  MTLM shall have delivered to the  Shareholders
(i) copies of resolutions adopted by the Board of Directors of MTLM authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of MTLM issued by the Corporation Commission of the State of Delaware as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Secretary as being true, correct and complete.

     7.6 OPINION OF COUNSEL. The Shareholders shall have received an opinion dated as of the Closing Date from counsel for MTLM, in form and substance acceptable to the Shareholders, to the effect that:

               (i) MTLM is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

               (ii) MTLM has obtained all necessary authorizations and consents of its Board of Directors to effect the transactions contemplated in this Agreement hereto;

               (iii) such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of MTLM, or which questions the validity of this Agreement;

               (iv) such counsel has no actual knowledge (without any independent investigation of any sort) of any event has occurred or state of facts exists which would constitute a breach of any of the representations and warranties made by MTLM pursuant to ARTICLE II of this Agreement;

               (v) this Agreement is a valid and binding obligation of MTLM, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

     7.7 EMPLOYMENT AGREEMENTS. At or prior to the Closing, Reserve shall have entered into employment agreements (forms of each of which are attached hereto as Exhibits "C", "D", and "E") with each of the Shareholders.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 AGREEMENT BY THE SHAREHOLDERS TO INDEMNIFY. Each of the Shareholders, jointly and severally, agrees to indemnify and hold MTLM harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

          (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by MTLM, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by any of the Company, Reserve or the Shareholders in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by any of the Company, Reserve or the Shareholders pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate or environmental report delivered by the Company, Reserve, or any Shareholder pursuant to this Agreement.

          (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, MTLM shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Shareholders hereunder been true and correct and had the covenants and agreements of the Company, Reserve, and the Shareholders hereunder been performed in full.

          (c) Each of the representations and warranties made by the Shareholders in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date except (i) the representations and warranties of the Shareholders contained in SECTIONS 3.1, 3.2, 3.3, 3.4, AND 3.5 shall not expire, but shall continue indefinitely and (ii) the representations and warranties contained in SECTIONS 3.11 AND 3.22 shall survive for a period of nine (9) months after the Closing Date. No claim for the recovery of Indemnifiable Damages may be asserted by MTLM against the Shareholders after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

          (d) In the event that MTLM believes it is entitled to a claim for any Indemnifiable Damages hereunder, MTLM shall promptly give written notice to the Shareholders of such claim, identifying the particular breach, the amount or the estimated amount of such claim, and the basis for such claim. If the Shareholders do not pay the amount of the claim for Indemnifiable Damages to MTLM within 10 days, then MTLM may exercise its rights under SECTION 8.4; or, if MTLM believes it is entitled to a claim for Indemnifiable Damages due to a breach of a representation and/or warranty under SECTIONS 3.1, 3.2, 3.3, 3.4 OR 3.5, or breach of a covenant pursuant to ARTICLE V, then MTLM may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

          (e) Notwithstanding anything to the contrary in SECTION 8.1, the Shareholders' monetary liability for Indemnifiable Damages shall be limited as follows: (i) any claim by MTLM for Indemnifiable Damages arising from a breach of the representations and warranties contained in SECTIONS 3.11 AND 3.22 shall not exceed an aggregate of $1,500,000 and (ii) MTLM shall have no claim for Indemnifiable Damages unless all Indemnifiable Damages incurred by MTLM exceed an aggregate of $75,000, in which case the Shareholders shall be liable for the full amount of Indemnifiable Damages in excess of said $75,000.

          (f) MTLM's right to make a claim for Indemnifiable Damages shall be its exclusive monetary remedy against the Shareholders for any claim it may have under this Agreement. The foregoing shall not limit MTLM's remedies under the Escrow Agreement.

     8.2 AGREEMENT BY MTLM TO INDEMNIFY. MTLM agrees to indemnify and hold the Shareholders harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

          (a) For purposes of this Agreement, "Shareholder Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Shareholders, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by MTLM in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by MTLM in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by MTLM pursuant to this Agreement.

          (b) Without limiting the generality of the foregoing, with respect to the measurement of Shareholder Indemnifiable Damages, each Shareholder shall have the right to be put in the same pre-tax consolidated financial position as he, she or it would have been in had each of the representations and warranties of MTLM hereunder been true and correct and had the covenants and agreements of MTLM hereunder been performed in full.

          (c) Each of the representations and warranties made by MTLM in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Shareholders, and upon expiration of such one year period, such representations and warranties shall expire, except for the representations contained in SECTIONS 2.1, 2.2, 2.3 AND 2.4. No claim for the recovery of Shareholder Indemnifiable Damages may be asserted by the Shareholders against MTLM after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

          (d) In the event that the Shareholders believe they are entitled to a claim for any Shareholder Indemnifiable Damages hereunder, the Shareholders shall promptly give written notice to MTLM of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

          (e) Notwithstanding anything to the contrary in SECTION 8.2, the Shareholders shall have no claim for Shareholder Indemnifiable Damages unless all Shareholder Indemnifiable Damages incurred by the Shareholders exceed an aggregate of $75,000, in which case MTLM shall be liable for the full amount of Shareholder Indemnifiable Damages in excess of said $75,000.

          (f) The Shareholders' right to make a claim for Shareholder Indemnifiable Damages shall be its exclusive monetary remedy for any claim it may have under this Agreement. The foregoing shall not limit the Shareholders' remedies under the Purchase Price Note, Stock Pledge and Security Agreement or Escrow Agreement.

     8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Shareholders and MTLM hereunder with respect to their respective indemnities pursuant to this ARTICLE VIII resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

          (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 20 days after the Indemnified Party receives notice thereof;

          (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against MTLM which exceeds the value of the Indemnification Security at such time, MTLM shall have the right to control the defense of the Claim;

          (c) in the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

          (d) anything in this SECTION 8.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

     8.4 SECURITY FOR THE SHAREHOLDERS' INDEMNIFICATION OBLIGATION. As security for the agreement by the Shareholders to indemnify and hold MTLM harmless as described in SECTION 8.1, MTLM shall have the right to offset any damages against the Purchase Price Note, in the manner hereinafter provided. On the due date of the Purchase Price Note, MTLM shall pay an amount equal to the sum of (i) any such damages claimed by MTLM, plus (ii) 10% of the proceeds of the Purchase Price Note (not to exceed, in the aggregate, the unpaid balance of the Purchase Price Note) into an escrow account to be held for a period of 12 months subsequent to the Closing Date, pursuant to the terms and conditions of an escrow agreement in the form of Exhibit "F" attached hereto (the "Escrow Agreement"), to be executed and delivered at Closing by MTLM and the Shareholders. The amount of the security described in this SECTION 8.4 shall be referred to as the "Indemnification Security."



                                   ARTICLE IX

                             SECURITIES LAW MATTERS

     The parties agree as follows with respect to the sale or other disposition after the Closing Date of the Purchase Price Note:

     9.1 DISPOSITION OF THE PURCHASE PRICE NOTE. The Shareholders represent and warrant that the Purchase Price Note being acquired by them hereunder is being acquired and will be acquired for their own respective accounts and will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by MTLM with the SEC of any registration statement, offering circular or other document, in which case the Shareholders shall first supply to MTLM an opinion of counsel (which counsel and opinions shall be satisfactory to MTLM) that such exception is available, or (ii) an effective registration statement filed by MTLM with the SEC under the Securities Act.

     9.2  LEGEND.  The Purchase Price Note shall bear the following legend:

     THIS PURCHASE PRICE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

MTLM may, unless a registration statement is in effect covering the Purchase Price Note, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.


                                    ARTICLE X

                                   DEFINITIONS

     10.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

          "Aboveground Storage Tanks" defined in SECTION 3.13 (h).

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "American Facility" means that certain Loan and Security Agreement dated as of December 4, 1995 by and between Reserve as borrower and American National Bank and Trust Company of Chicago, as agent and lender, as amended on January 29, 1996 and again on July 22, 1996.

          "Asbestos" or "Asbestos-containing material" defined in SECTION 3.13
          (j).

          "Assets" defined in SECTION 3.15 (a).

          "CERCLA" defined in SECTION 3.13 (e).

          "Claims" defined in SECTION 8.3.

          "Closing" defined in SECTION 1.3.

          "Closing Date" defined in SECTION 1.3.

          "Code" defined in SECTION 3.18 (b).

          "Common Stock" means shares of MTLM's common stock,  $.01 par value.

          "Company" defined in SECTION 3.13 (o).

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

          "Current Balance Sheet" defined in SECTION 3.9.

          "Designated Contracts" defined in SECTION 3.25.

          "Discharge" defined in SECTION 3.13 (f).

          "Employee Benefit Plans" defined in SECTION 3.18 (a).

          "Environmental Assessment" defined in SECTION 5.8.

          "Environmental, Health and Safety Laws" defined in SECTION 3.13 (k).

          "EPCRA" defined in SECTION 3.13 (e).

          "ERISA" defined in SECTION 3.18 (a).

          "Escrow Agreement" defined in SECTION 8.4.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "FIFRA" defined in SECTION 3.13 (e).

          "Financial Statements" defined in SECTION 3.9.

          "Fixed Assets" defined in SECTION 3.15 (b).

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substances" defined in SECTION 3.13 (e).

          "Immigration Act" defined in SECTION 3.16 (c).

          "Indemnifiable Damages" defined in SECTION 8.1 (a).

          "Indemnified Party" defined in SECTION 8.3 (a).

          "Indemnification Security" defined in SECTION 8.4.

          "Insurance Policies" defined in SECTION 3.20.

          "Intellectual Property" defined in SECTION 3.24.

          "Leased Premises" defined in SECTION 3.14 (b).

          "Leases" defined in SECTION 3.14 (b).

          "Licenses" defined in SECTION 3.13 (b).

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Material Customers" defined in SECTION 3.26.

          "MPPA Plan" defined in SECTION 3.18 (d).

          "OSHA" defined in SECTION 3.13 (e).

          "Owned Properties" defined in SECTION 3.14 (a).

          "Permits" defined in SECTION 3.22.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "PBGC" defined in SECTION 3.18 (e).

          "Purchase Price Note" defined in SECTION 1.2.

          "R&M" defined in SECTION 3.1.

          "RCRA" defined in SECTION 3.13 (e).

          "Receivables" defined in SECTION 3.21.

          "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "Release" defined in SECTION 3.13 (f).

          "Reserve" defined in SECTION 3.13 (o).

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shareholder Indemnifiable Damages" defined in SECTION 8.2 (a).

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

          "Transaction" defined in the preamble to SECTION 7.1.

          "Underground Storage Tanks" defined in SECTION 3.13 (h).

          "Units" defined in SECTION 3.4 (b).

          "Waste" defined in SECTION 3.13 (e).

          "Welfare Plan" defined in SECTION 3.1(d).

     10.2 OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

          (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

     11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) at any time prior to the Closing Date, by mutual written consent of all of the parties hereto at any time prior to the Closing;

          (b) at any time prior to the Closing Date, by MTLM in the event (i) of a material breach by the Company, Reserve or any of the Shareholders of any provision of this Agreement, which has not been cured within 30 days following written notice thereof, provided that in the event of a material breach of any representation or warranty that is limited to knowledge, MTLM shall have no obligation to prove that the party making such representation or warranty had knowledge of its inaccuracy or falseness; or (ii) MTLM does not enter into a definitive agreement with BancBoston Ventures Inc. for the purchase of its Class B Units of Reserve, or having entered into such agreement, does not close on such purchase prior to or contemporaneously with the Closing;

          (c) at any time prior to the Closing Date, by the Shareholders in the event (i) of a material breach by MTLM of any provision of this Agreement which has not been cured within 30 days following written notice thereof, provided that in the event of a material breach of any representation or warranty that is limited to knowledge, the Shareholders shall have no obligation to prove that MTLM had knowledge of its inaccuracy or falseness, or (ii) MTLM does not enter into a definitive agreement with BancBoston Ventures Inc. for the purchase of its Class B Units of Reserve, or having entered into such agreement, does not close on such purchase prior to or contemporaneously with the Closing;

          (d) at any time prior to the Closing Date, by MTLM in the event (i) the Environmental Assessment identifies, after the date hereof, any conditions or environmental contamination which requires remediation or further evaluation under the Environmental Health and Safety Laws, excluding the known potential CERCLA liability concerning the Standard Scrap Chicago International Exporting Site in Chicago, Illinois, provided that such exclusion shall apply only if no facts or circumstances arise which indicate that such potential liability is likely to exceed $80,000 and (ii) the Shareholders elect not to remediate such conditions or environmental contamination at their sole cost and expense in a manner, time frame and with such security for their performance as may be reasonably satisfactory to MTLM;

          (e) at any time prior to the Closing Date, by MTLM in the event MTLM, within 10 days following receipt of the final audited Financial Statements, notifies the Shareholders that either (i) the final audited financial statements dated September 30, 1996 of Reserve materially differ from the draft audited financial statements dated December 9, 1996 or the audited financial statements dated December 31, 1996 of the Company materially differ from the unaudited financial statements dated December 31, 1996 or (ii) the dollar amount of the inventory as set forth on the final audited Financial Statements is less than $22,955,000 as of September 30, 1996;

          (f) at any time within five business days after the later of (x) the date hereof, or (y) the date on which MTLM has received all of the items set forth on SCHEDULE 11.1 and all other items related to such items, by MTLM if it has not received approval of this Agreement and the Transaction by its Board of Directors; or

          (g) at any time prior to the Closing Date, by either MTLM or the Shareholders if the Closing shall not have occurred by March 31, 1997, provided, however that neither MTLM nor the Shareholders shall be entitled to terminate this Agreement pursuant to this SECTION 11.1(g), if such party's knowing or willful breach of this Agreement has prevented the consummation of the Transaction.

     11.2 EFFECT OF TERMINATION. Except as provided in ARTICLE VI, in the event of termination of this Agreement pursuant to SECTION 11.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XII

                               GENERAL PROVISIONS

     12.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

          (a)  IF TO MTLM TO:

               Metal Management, Inc.
               500 N. Dearborn Street
               Suite 405
               Chicago, IL  60610
               Attn: Chief Executive Officer
               Telecopy No.:  (312) 645-0714

               WITH A COPY TO:

               Shefsky & Froelich Ltd.
               444 N. Michigan Avenue
               Suite 2500
               Chicago, IL  60611
               Attn:  Michael J. Schaller, Esq.
               Telecopy No.:  (312) 527-2015

          (b)  IF TO THE COMPANY, RESERVE  OR THE SHAREHOLDERS TO:

               Reserve Iron & Metal Limited Partnership
               4431 W. 130th Street
               Cleveland, OH  44135
               Attn:  Paul D. Joseph, President
               Telecopy No.:  216-671-8887

               WITH A COPY TO:

               Dinn Hochman & Potter, P.L.L.
               5885 Landerbrook Drive
               Suite 205
               Cleveland, OH  44124
               Attn:  Gregg S. Levy, Esq.
               Telecopy No.:  216-446-1240

     12.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     12.3 EXPENSES. The Company shall pay all reasonable, documented professional fees incurred by the Company and R&M in connection with the negotiation of this Agreement and the additional instruments and agreements contemplated hereby, due diligence investigations, preparation of schedules, consummation of the Transaction, and all other matters related to the Transaction, provided, however, that the aggregate amount of such professional fees shall not exceed $125,000 and any amounts in excess thereof shall be paid by the Shareholders. Except as set forth in the immediately preceding sentence or as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or the Transaction.

     12.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     12.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this

Agreement may not be assigned by any Shareholder without the prior written consent of MTLM or by MTLM without the prior written consent of the Shareholders.

     12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     12.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     12.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed within such State.

     12.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                   METAL MANAGEMENT, INC., A DELAWARE
                                   CORPORATION



Date:   January 17, 1997           By:  /s/ Gerard M. Jacobs
      ----------------------           -----------------------------------
                                   Name:  GERARD M. JACOBS
                                        ----------------------------------
                                   Title: PRESIDENT
                                          --------------------------------

                    [SIGNATURES CONTINUED ON NEXT PAGE]

                                   P. JOSEPH IRON & METAL, INC.
                                   AN OHIO CORPORATION



Date:   January 17, 1997           By:  /s/ Paul D. Joseph
     -------------------------         -------------------------------------
                                   Name:    Paul D. Joseph
                                        ------------------------------------
                                   Title:   CEO/President
                                        ------------------------------------




                       [SIGNATURES CONTINUED ON NEXT PAGE]
                                   RESERVE IRON & METAL LIMITED PARTNERSHIP,
                                   A DELAWARE LIMITED PARTNERSHIP

                                   BY:  P. JOSEPH IRON & METAL, INC.,
                                            ITS SOLE GENERAL PARTNER,

Date:  January 17, 1997            By:    /s/ Paul D. Joseph
     -------------------------         -------------------------------------
                                   Name:      Paul D. Joseph
                                        ------------------------------------
                                   Title:     CEO/President
                                        ------------------------------------



Date:  January 17, 1997             /s/ Paul D. Joseph
     -------------------------      -------------------------------------
                                    PAUL D. JOSEPH




Date:  January 17, 1997              /s/ Steven Joseph
     -------------------------      -------------------------------------
                                    STEVEN JOSEPH



Date:  January 17, 1997             /s/ Scott Joseph
     -------------------------      -------------------------------------
                                    SCOTT JOSEPH